Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Invitae Corporation 2015 Stock Incentive Plan and the Invitae Corporation Employee Stock Purchase Plan of our reports dated February 26, 2021, with respect to the consolidated financial statements of Invitae Corporation and the effectiveness of internal control over financial reporting of Invitae Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Redwood City, California
February 26, 2021